Exhibit 4.3



                           THERMO ELECTRON CORPORATION

                       Amendment No. 1 to Rights Agreement



     THIS AMENDMENT NO. 1, executed as of February 7, 2002, is made to the RIGHTS AGREEMENT, dated as of October 29, 2001 (the "Agreement"), between Thermo Electron Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent").

     In accordance with the provisions of Section 27 of the Agreement, the Agreement is hereby amended as follows:

     1. Section 23 is amended by adding the following new subparagraph (d) at the end thereof:

     "(d) The  Shareholder  Rights  Plan  Committee  of the  Company's  Board of
          Directors shall review this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company and its stockholders. The committee shall conduct such review periodically when, as and in such manner as the committee deems appropriate, after giving due regard to all relevant circumstances; provided, however, that the committee shall take such action at least once every three years. Following each such review, the committee will report its conclusions to the Board of Directors of the Company, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The committee is authorized to retain such legal counsel, financial advisors and other advisors as the committee deems appropriate in order to assist the committee in carrying out its foregoing responsibilities under this Agreement. The committee shall consist of directors who are eligible to serve on the committee in accordance with the Company's bylaws."

     2. Except as amended hereby, the Agreement shall remain unchanged and shall remain in full force and effect.

     3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.



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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed as of the day and year first above written.

Attest:                                 THERMO ELECTRON CORPORATION



By:                                       By:
Name:                                    Name:
Title:                                  Title:



Attest:                                 AMERICAN STOCK TRANSFER & TRUST COMPANY



By:                                   By:
Name:                                 Name:
Title:                                Title: